SCHEDULE 14A

                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14(A) INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _________)

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Check the appropriate box:
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[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

                                 GPU, INC.
                                 ---------
              (Name of Registrant as Specified in Its Charter)

          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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
August 8, 2000

A Message to All GPU Retirees:

Today marks a special moment in GPU's evolution, with the announcement that we have entered into an agreement to merge with FirstEnergy Corp. The creation of a new organization will strengthen our position in the marketplace, with greater opportunities and resources for our employees, shareholders and customers.

The combined company will serve 4.3 million customers in Ohio, Pennsylvania and New Jersey. Under the terms of the transaction, GPU shareholders would receive the equivalent of $36.50 for each share of GPU common stock they own, payable in cash, FirstEnergy common stock, or a combination of the two. The total value of the transaction is about $4.5 billion.

The GPU Energy name will be retained, with the phrase, "A FirstEnergy company," added. The headquarters of the new entity will be located in Akron, Ohio, but certain corporate functions may remain in New Jersey. It is anticipated that the electric utility operating companies will retain their names and their principal offices would remain at their current locations.

GPU will continue to provide your pension and retiree medical and life insurance benefits under the existing programs until the merger closes. Following the merger, GPU programs may be combined with FirstEnergy programs. Your pension benefits from the Employee Pension Plan (for non-bargaining retirees) or from the Plan for Retirement Annuities (for bargaining unit retirees) will continue to be paid from the pension trust fund. These benefits are protected by federal law. For those few retirees who receive a separate pension check from the non-qualified, excess plan, these benefits will be paid directly by GPU prior to the closing of the merger and by FirstEnergy following the merger.

Retiree medical and life insurance benefits will be provided by GPU prior to the merger, and by FirstEnergy after the merger. GPU has retained its right to change these programs prior to the closing of merger and FirstEnergy will have a similar right following the merger.

By joining resources and strategies, the combined company will be better positioned to meet the challenges of the energy industry and succeed in the future. Thank you in advance for your support of the new enterprise. Sincerely,


(over)
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This letter contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing for fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's reports filed with the SEC.

Additional Information and Where to Find it

In connection with the proposed merger FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by FirstEnergy and GPU with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890. Telephone:
1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 310 Madison Avenue, Morristown, New Jersey 07962.
Telephone: 1-973-401-8204.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman: CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patrick K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the SEC to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.